Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement No. 333-280102 on Form S-3 of our report dated April 25, 2024, relating to the financial statements of Omni Newco, LLC appearing in the Current Report on Form 8-K of Forward Air Corporation filed on June 10, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, TX
June 13, 2025